Ex. 16.1 GT.COM Grant Thornton LLP is the U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership. GRANT THORNTON LLP 2001 Market St., Suite 700 Philadelphia, PA 19103-7065 D +1 215 561 4200 F +1 215 561 1066 Re: Luna Innovations Incorporated File No. 000-52008 Dear Sir or Madam: We have read Item 4.01 of Form 8-K of Luna Innovations Incorporated dated March 17, 2022, and agree with the statements concerning our Firm contained therein. Very truly yours, /s/ GRANT THORNTON LLP March 23, 2022 U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street, NE Washington, DC 20549